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                                                                 EXHIBIT 10.54

                        ADVANCED MICRO DEVICES, INC.

                       Management Continuity Agreement
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Robert R. Herb
1241 Pineto Place
Pleasanton, CA 94566

Dear Mr. Herb,

     Advanced Micro Devices, Inc. (the "Company") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Company recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may exist and that the uncertainty and questions which such possibility may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the non-management members of the Company's Board of Directors have determined that it is imperative to be able to rely upon management's continuance and that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including you, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change of control of the Company.

     In order to induce you to remain in the employ of the Company under such circumstances, this letter agreement sets forth the benefits which the Company agrees will be provided to you in the event there is a "Change of Control" of the Company under the circumstances described below. ("Change of Control" is defined in Section 1.) In addition, the Company is also willing to agree to provide you the benefits described herein in consideration of your agreement to the arbitration provisions set forth in Section 14 hereof. This agreement amends and replaces the management continuity agreement between the Company and you dated May 18, 1998.

     1. Change of Control. For purposes of this Agreement, a "Change of Control" shall mean a change of control of a nature which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or in response to any other form or report to the Securities and Exchange Commission or any stock exchange on which the Company's shares are listed which requires the reporting of a change of control. In addition, a Change of Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 35% of the combined voting power of the Company's then outstanding securities; or (ii) in any two year period, individuals who were members of the Board of Directors (the "Board") at the beginning of such period plus each new director whose election or nomination for election was approved by at least two-thirds of the directors in office immediately prior to such election or nomination, cease for any reason to constitute at least a majority of the Board, or (iii) a majority of the members of the Board in office prior to the
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happening of any event and who are still in office after such event, determines in its sole discretion within one year after such event, that as a result of such event there has been a Change of Control.

     Notwithstanding the foregoing definition, "Change of Control" for purposes of this Agreement, shall exclude the acquisition of securities representing more than 35% of the combined voting power of the Company by the Company, any of its wholly owned subsidiaries, or any trustee or other fiduciary holding securities of the Company under an employee benefit plan now or hereafter established by the Company. As used herein, the term "beneficial owner" shall have the same meaning as under Section 13(d) of the Exchange Act, and related case law.

     2. Term. This Agreement shall become effective immediately on the delivery of fully executed copies to both parties, and shall continue until canceled pursuant to the notice of either party. Either party hereto may provide written notice to the other of cancellation of this Agreement, to take effect on the date specified in such notice, but in no event shall such cancellation take effect less than two years from the date on which notice is given. Such notice shall be furnished in accordance with Section 11 of this Agreement.

     3.  Tax Indemnity.

     (a) If all or any portion of the amounts payable to you on your behalf under this Agreement or otherwise are subject to the excise tax imposed by
     Section 4999 of the Internal Revenue Code of 1986, as amended (or similar state tax and/or assessment), the Company shall pay to you an amount necessary to place you in the same after-tax position as you would have been in had no such excise tax been imposed. The amount payable pursuant to the preceding sentence shall be increased to the extent necessary to pay income and excise taxes due on such amount. The determination of the amount of any such tax indemnity shall initially be made by the independent accounting firm employed by the Company immediately prior to the Change of Control.

     (b) If at a later date it is determined (pursuant to final regulations or published rulings of the IRS, final judgment of a court of competent jurisdiction or otherwise) that the amount of excise taxes payable by you is greater than the amount initially so determined, then the Company (or its successor) shall pay you an amount equal to the sum of (1) such additional excise taxes (2) an interest, fines and penalties resulting from such underpayment, plus (3) an amount necessary to reimburse you for any income, excise or other taxes payable by you with respect to the amounts specified in (1) and (2) above, and the reimbursement provided by this clause (3). If at a later date it is determined (pursuant to final regulations or published rulings of the IRS, final judgment of a court of competent jurisdiction or otherwise) that the amount of excise taxes payable by you is lesser than the amount initially so determined, then you shall pay to the Company (or its successor) an amount equal to such overpayment to the extent such is refunded to you.

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     (c) By signing this agreement, you and the Company both agree to cooperate with the person(s) calculating the amount of the tax indemnity, and will provide copies of whatever tax returns and other documents may be necessary to perform the calculation.

     4. Termination of Employment Following Change of Control. If any of the events described in Section 1 hereof constituting a Change of Control shall have occurred, you shall be entitled to the benefits provided in Section 5 hereof upon the termination of your employment by you or the Company after such Change of Control.

     (a) Notice of Termination.  Any termination of your employment by the
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     Company or by you for any reason whatsoever during the term of this
     Agreement shall be communicated by written notice of termination to the other party hereto ("Notice of Termination").

     (b) Date of Termination.  "Date of Termination" shall mean a date which
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     follows a Change of Control and is either (1) the date specified in the
     Notice of Termination, if your employment is terminated by you during the term hereof: or (2) the date on which a Notice of Termination is given, if your employment is terminated for any other reason.

     5.  Benefits Upon Termination Following a Change Of Control.

     (a) Amount of Benefits. The Company shall provide to you as soon as
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practicable, but not more than ten business days following the Date of
Termination subsequent to a Change of Control of the Company, each of the following benefits:

         (1) Severance Benefit. The Company shall pay you a lump sum severance benefit which shall equal three times the sum of (A) your Base Compensation, plus (B) the average of the two highest annual bonuses paid to you during the last five full calendar years immediately prior to the Change of Control. For purposes of this Section 5(a)(1), "Base Compensation" means your rate of annual salary, as in effect for the twelve-month period ending on the date six months prior to the Change of Control or on the Date of Termination, whichever is higher. Base Compensation does not include elements such as bonuses, reimbursement of interest paid on guaranteed loans, auto allowances, nor any income from equity based compensation, such as may result from the exercise of stock options or stock appreciation rights, or the receipt of restricted stock awards or the lapse of restrictions on such awards. If you were employed by the Company and/or any of its subsidiaries for less than one full calendar year immediately preceding the Change of Control, your "highest annual bonus" will be determined by annualizing the bonus earned during your period of employment.

         (2) Equity Compensation. All unvested stock options, stock appreciation rights and restricted stock awards held by you at the time of your Date of Termination shall be deemed fully vested and exercisable at such Date of Termination, provided, that if any such option, right or award would, as a result of such early exercisability no longer qualify for exemption under Section 16 of the Exchange Act, then such option, right or award shall be fully vested but shall not become exercisable until the earliest date on

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     which it could become exercisable and also qualify for exemption from
     Section 16 of the Exchange Act. All vested options held by you, including those deemed fully vested as of the Date of Termination shall become automatically exercisable for a period of one (1) year from the Date of Termination; provided, however, in no event shall any option remain exercisable beyond the maximum period allowed therefor in the stock option plan under which it was granted. This agreement shall serve as an amendment to all of your outstanding stock options, restricted stock awards and stock appreciation rights as of the Date of Termination.

         (3) Accrued Bonus. The Company shall pay you an amount equal to the pro rata amount of the annual bonus accrued under the Company's Executive Bonus Plan for the portion of the year to the Date of Termination.

         (4) Company Car. The Company shall allow you the continued use of the Company automobile, on the same terms which existed prior to the Change of Control, for twelve (12) months following the Date of Termination.

         (5) Financial and Tax Planning. The Company shall provide you with continued personal financial planning and tax planning services up to $4,000 for twelve (12) months following the Date of Termination.

         (6) Other Benefits. The Company shall provide for a period of twelve(12) months following the Date of Termination, health and welfare benefits at least comparable to those benefits in effect on your Date of Termination, including but not limited to medical, dental, disability, dependent care, and life insurance coverage. At the Company's election, health benefits may be provided by reimbursing you for the cost of converting a group policy to individual coverage, or for the cost of extended COBRA coverage. The Company shall also pay you an amount calculated to pay any income taxes due as a result of the payment by the Company on your behalf for such health benefits. Such tax payment shall be calculated to place you in the same after-tax position as if no such income had been imposed.

     (b) Other Benefits Payable.  The benefits described in subsection (a) above
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shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to you following termination of your employment, irrespective of whether your termination was preceded by a Change of Control, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any employment agreement or any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar plan.

     6. Payment Obligations Absolute. The Company's obligation to pay the benefits described herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its subsidiaries may have against you or anyone else. In

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the event of any dispute concerning your right to payment, the Company shall nevertheless continue to pay to you your Base Compensation (as such term is defined in Section 5) until the dispute is resolved. Any such amounts paid following your termination of employment shall be credited against the amounts otherwise due to you under this Agreement or in the event the Company prevails, shall be repaid to the Company.

     7. Legal Fees. The Company shall also pay forthwith upon written demand from you all legal fees and expenses reasonably incurred by you in seeking to obtain or enforce any right or benefit provided by this Agreement. In the event you do not prevail in any ensuing arbitration or litigation, the Company shall absorb its own costs, expenses, and attorneys' fees, and you shall reimburse the Company for one-half of your costs, expenses, and attorneys' fees.

     8. Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced or offset in any way whatsoever by any amount received by you for any reason whatsoever from another employer or otherwise after the Date of Termination.

     9. Indemnification. For at least six years following a Change of Control, you shall continue to be indemnified under the Company's Certificate of Incorporation and Bylaws at least to the same extent as prior to the Change of Control, and you shall be covered by the directors and officers liability insurance, the fiduciary liability insurance and the professional liability insurance policies that are the same as, or provide coverage at least equivalent to, those the Company carried prior to the Change of Control.

     10. Successors; Binding Agreement.

     (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if the Company had terminated your employment after a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinabove defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     (b) This Agreement shall terminate upon your death except that if you should die while you are entitled to receive any amounts under this Agreement but which are unpaid at your date of death, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such

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designee, to your estate. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

     11. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by the United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the Chairman of the Board of Directors of the Company with a copy to the Secretary of the Company, or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     12. Amendments. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Company's Chief Executive Officer. No waiver by either part hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     13. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceablity of any other provision of this Agreement, which shall remain in full force and effect.

     14. Arbitration.

     (a) Arbitration shall be the exclusive and final forum for settling any disagreement, dispute, controversy or claim arising out of or in any way related to (i) this Agreement or the subject matter thereof or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof; or (ii) the provision of or failure to provide any other benefits upon a Change of Control pursuant to any other employment agreement, bonus or compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan or similar plan or agreement with the Company and/or any of its subsidiaries as Change of Control may be defined in such other agreement or plan, which benefits constitute "parachute payments" within the meaning of Section 280G of the Code. If this Section 14 conflicts with any provision in any such compensation or bonus plan, stock option plan, or any other similar plan or agreement, this provision requiring arbitration shall control.

     (b) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA").

     (c) The arbitral tribunal shall consist of one arbitrator. Except as otherwise provided in Section 8, the Company shall pay all the fees, if any, and expenses of such arbitration.

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     (d) The arbitration shall be conducted in San Jose or in any other city in the United States of America as the parties to the dispute may designate by mutual written consent.

     (e) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever the award may be entered in any court having jurisdiction thereof.

     (f) The parties stipulate that discovery may be had in any such arbitration proceeding as provided in Section 1283.05 of the California Code of Civil Procedure, as may be amended or revised from time to time.

     15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     16. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or government regulation or ruling.

     17. Nonassignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in
Section 10 above. Without limiting the foregoing, your right to receive payments hereunder, shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by will or by laws of descent and distribution and in the event of any attempted assignment or transfer contrary to this Section the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.

     18. No Right to Employment. Nothing in this Agreement shall confer on you any right to continue in the employ of the Company, or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge you at any time for any reason whatsoever, with or without cause.

     19. Miscellaneous. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall not affect your rights under any pension, welfare or fringe benefit arrangements of the Company under which you are entitled to receive any benefits. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish your existing rights, or rights which would accrue solely as a result of the passage of time, under any employment agreement or other contract, plan or agreement with the Company.

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     If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                    Sincerely,

                                    ADVANCED MICRO DEVICES, INC.



                                     By:
                                        ___________________________________
                                     Chairman of the Compensation Committee
                                     of the Board of Directors


Agreed to this_____ day

of _____________19___



______________________
    (Signature)

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